South Jersey Financial Corporation, Inc.
Computation of Per Share Earnings

                                                                  For the Three Months Ended
                                                                           March 31,
                                                          --------------------------------------------
                                                               2000                        1999(2)
                                                          ----------------            ----------------
                                                                           (unaudited)

                                                               (In thousands, except per share data)
Basic:
Net income (loss)                                           $          727                  $   (1,146)
                                                          ================            ================

Weighted average shares issued (1)                               3,437,346                   3,489,956

Less: Weighted Treasury shares                                    (276,795)                          -

Plus: ESOP shares released or
committed to be released                                            20,288                         105
                                                          ----------------            ----------------
                                                                 3,180,839                   3,490,061

Basic net income (loss) per share                                    $0.23                  $    (0.40)
                                                          ================            ================

                                                                  For the Three Months Ended
                                                                           March 31,
                                                          --------------------------------------------
                                                                2000                        1999(2)
                                                          ----------------            ----------------
                                                                           (unaudited)

                                                               (In thousands, except per share data)
Diluted:
Net income (loss)                                               $      727                  $   (1,146)
                                                          ================            ================

Basic weighted shares outstanding                                3,180,839                   3,490,061
Dilutive Instruments:
     Dilutive effect of outstanding stock                           11,833                           -
      options
     Dilutive effect of stock awards                                53,836                           -
                                                          ----------------            ----------------
                                                                 3,246,508                   3,490,061
Diluted net income (loss) per share                                  $0.22                  $    (0.40)
                                                          ================            ================


(1) Weighted average shares is net of ESOP shares and average weighted shares
purchased for stock awards of 303,474 and 52,610 at             March 31, 2000
and 303,474 and 0 at March 31, 1999, respectively.

(2) Basic and diluted earnings per share for 1999 represent data since becoming a public company on February 12, 1999.